Exhibit (h)(2)(b)

COMPLIANCE SUPPORT SERVICES AMENDMENT

TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This Amendment to the Amended and Restated Administration Agreement (the “Amendment”) is made as of November 10, 2004, by and between Forward Funds, Inc., a Maryland corporation (the “Fund”) and PFPC INC., a Massachusetts corporation (“PFPC”).

BACKGROUND

The Fund and PFPC are parties to an Amended and Restated Administration Agreement dated as of February 1, 2003, as amended to date (the “Agreement”) relating to PFPC’s provision of certain services to the Fund’s investment portfolios listed on Exhibit A to the Agreement, as may be amended from time to time. The parties are amending the Agreement for PFPC to provide the compliance support services described herein to the Fund.

TERMS

The parties hereby agree that:

1. Provision of Services; Fees. PFPC shall provide to the Fund the compliance support services (“Compliance Support Services”) described on Appendix A, as such may be amended in writing from time to time by the parties; and, as compensation for such services, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC, and PFPC’s out-of pocket expenses. Out-of-pocket expenses include, but are not limited to: overnight express charges; courier services; facsimile and other telecommunications charges; duplicating charges; travel costs; transmission expenses and all other miscellaneous expenses and fees incurred in connection with the Compliance Support Services.

2. Compliance Support Services. Compliance Support Services are administrative in nature and are not, nor shall they be, construed as, legal advice to or the provision of legal services for or on behalf of the Fund or any other person. Compliance Support Services performed by PFPC will be at the request and direction of the Fund and its Chief Compliance Officer (“CCO”). PFPC disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program and infrastructure.

3. Indemnity. The Fund shall indemnify, defend and hold PFPC and its affiliates and their respective directors, trustees, officers, agents and employees harmless from all claims, suits, actions, damages, losses, and liabilities, including attorneys’ fees and court costs, and all other out-of-pocket costs and expenses (collectively “Losses”) arising directly or indirectly from the provision or performance of Compliance Support Services (including, without limitation, any

Losses arising under the Federal Securities Laws, as that term is defined in Rule 38a-1 of the Investment Company Act of 1940); provided, however, that the Fund shall not be obligated to indemnify PFPC for Losses to the extent caused by PFPC’s failure to perform Compliance Support Services in accordance with the standard of care set forth in the Agreement.

4. Miscellaneous.

(a) As hereby amended, the Agreement shall remain in full force and effect in accordance with its terms and conditions. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

(b) The Agreement and this Amendment constitute the complete understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior communications with respect thereto.

(c) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers designated below on the date first written above.

FORWARD FUNDS, INC.

By:	/s/ MARY CURRAN
Name:	Mary Curran
Title:	Chief Compliance Officer

PFPC INC.

By:	/s/ MARTHA E. FOX
Name:	Martha E. Fox
Title:	Vice President, Senior Director

APPENDIX A

COMPLIANCE SUPPORT SERVICES PACKAGE

1.	Base Compliance Support Services

Description	Frequency
Provision of compliance policies and procedures for each applicable PFPC line of business, summaries thereof, and a standard certification letter as to compliance with such policies and procedures.	Annual, with interim updates on a reasonable as-needed basis.

2.	Compliance Policies and Procedures Support

Description	Frequency
Assistance in updating the Fund’s compliance policies and procedures.	Annually

Loading of the Fund’s and its service providers’ policies and procedures, summaries of those policies and procedures and related documents onto PFPC’s Compliance Fund Library, a secure web-based program featuring search capabilities and 24/7 access by the Fund’s management and the Fund’s board members.	Initial set up. Updating on a quarterly basis

Assistance in preparing the Fund’s CCO’s annual written report to the Fund’s board regarding operation of the Fund’s policies and procedures and those of its service providers.	Annually

Presentation of various aspects of the compliance policies and procedures of PFPC’s lines of business to the Fund’s board and responses to related questions.	Each Fund board quarterly meeting

3.	Chief Compliance Officer Support

Description	Frequency
Quarterly meetings with the Fund’s CCO on regulatory issues and industry best practices, including written quarterly regulatory updates.	Quarterly group meetings with other CCOs and/or Quarterly meetings between the Fund’s CCO and PFPC at PFPC or agreed upon location

Written updates on regulatory matters to the Fund’s CCO both on an ad hoc basis (as significant regulatory events occur) and on a quarterly basis.	Quarterly

Quarterly review (with the Fund’s CCO) of PFPC’s operations for the relevant periods as such operations relate to the Fund.	Quarterly

4.	Additional Rule 38a-1 Support Services

Description	Frequency
Assistance to the Fund in training its portfolio managers and other advisory personnel on Rule 38a-1 and other related compliance issues.	Two full-day sessions annually.

Preparation of PFPC’s quarterly “report card,” offering a self-assessment of PFPC’s adherence to its own compliance policies and procedures as the Fund’s service provider; and such other forms of customized reporting (e.g., statistical reporting on such matters as NAV accuracy) as may be agreed upon.	Quarterly and as agreed upon

Assistance in drafting prospectus language in topical compliance issues related to Rule 38a-1.	As agreed upon

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